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                                                                    Exhibit 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (No. 333-67617) of Davel Communications, Inc. to the use of our report dated January 27, 1998, except for the second and third paragraphs of Note 20, as to which the date is October 27, 1998, and the fourth paragraph of Note 1, as to which the date is November 6, 1998, with respect to the consolidated financial statements of Peoples
Telephone Company, Inc. included in Peoples Telephone Company, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                               /s/  ERNST & YOUNG LLP


Miami, Florida
December 21, 1998